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                                                                     EXHIBIT 4.7

                          [HORNBECK-LEEVAC LETTERHEAD]




September 24, 2001

SCF-IV, L.P.
600 Travis, Suite 6600
Houston, Texas 77002
Attn:  Andrew L. Waite

     Re:  Private Placement

Dear Sirs:

     As you know, HORNBECK-LEEVAC Marine Services, Inc. (the "Company") proposes to offer shares of common stock to its current stockholders pursuant to a private placement (the "Private Placement").

     Pursuant to Section 2 of the Stockholders Agreement ("Stockholders Agreement") dated as of October 27, 2000 by and among SCF-IV, L.P. ("SCF"), Cari Investment Company, Todd M. Hornbeck, Troy A. Hornbeck and the Company, SCF has the preemptive right to purchase its proportionate share of the common stock offered in the Private Placement, with the number of shares SCF is entitled to purchase being calculated by multiplying the total number of shares to be issued in the Private Placement by a fraction the numerator of which is the aggregate number of shares of common stock owned by SCF and the denominator of which is the total shares of common stock outstanding or issuable pursuant to outstanding options, warrants and convertible securities (the "Agreement Formula"). The Company hereby agrees to permit SCF to purchase its pro rata portion of the shares offered in the Private Placement, with the number of shares SCF is permitted to purchase calculated by multiplying the total number of shares to be issued in the Private Placement by a fraction the numerator of which is the aggregate number of shares of common stock owned by SCF and the denominator of which is the total shares of common stock outstanding. Further, SCF may participate in the over-subscription opportunity to be provided in the Private Placement, as described in the Confidential Private Offering Memorandum. SCF will be restricted from voting any shares SCF purchases beyond the pro rata portion SCF would be permitted to purchase in accordance with the Agreement Formula, pursuant to a mechanism (such as the granting of a proxy, voting agreement, voting trust, etc.) to be mutually agreed upon between SCF and the Company.

     In connection with the Private Placement, the Company agrees that this letter constitutes an amendment to Section 2 of the Stockholders Agreement to provide that SCF will be entitled to purchase its pro rata share of any future issuance of Capital Stock (as defined therein) with its pro rata share based on the number of shares outstanding at that time rather than the number of

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SCF-IV, L.P.
September 16, 2003
Page 2

shares determined on a fully diluted basis. Any securities which SCF is entitled to purchase in any future issuances pursuant to its preemptive rights which are attributable to the ownership of securities for which voting rights are restricted will be subject to the same restriction on voting rights.

     Subject to your execution below, SCF agrees that this letter constitutes an amendment of the Registration Rights Agreement dated October 27, 2000 by and between the Company and SCF to provide that the Company shall not be obligated to effect a registration requested pursuant to a Special Demand made prior to November 21, 2004 pursuant to Section 2.2(a)(ii) if the Company elects to file a "Company Registration" as permitted in Section 2.2(d) and as contemplated in
Section 3 of the Agreement Concerning Registration Rights dated October 27, 2000 among the parties to this letter and certain other parties. In the event of such an election to make a "Company Registration" the Company shall notify SCF of such election within ten Business Days after receipt of any such Special Demand, diligently pursue an offering as contemplated in such Section 2.2(d) and pursuant to such offering register Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended.

     Please indicate your acceptance of and agreement with the foregoing by executing in the spaces provided below and returning the same to me at the Company's home office. Facsimile signatures shall be acceptable to bind the parties.

     This letter agreement memorializes the proposal made to you by the Company's board of directors in a duly constituted meeting and will therefore be binding on the Company in accordance with its terms upon your acceptance and the execution by all parties hereto.

                                     Very truly yours,

                                     HORNBECK-LEEVAC Marine Services, Inc.

                                     By: /s/ Christian G. Vaccari
                                        ----------------------------------------
                                          Christian G. Vaccari
                                          Chief Executive Officer

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SCF-IV, L.P.
September 16, 2003
Page 3

ACCEPTED AND AGREED TO
for the limited purposes set forth above
as of the date first written above by:

SCF-IV, L.P.

     By:  SCF-IV, G.P., Limited Partnership,
          its general partner

          By:  L. E. Simmons & Associates, Incorporated,
               its general partner


               By: /s/ Andrew L. Waite
                  ----------------------------------------------------------
               Name: Andrew L. Waite
                    --------------------------------------------------------
               Title: Managing Director
                     -------------------------------------------------------



CARI INVESTMENT COMPANY


By: /s/ Christian G. Vaccari
   -------------------------------------------
Name: Christian G. Vaccari
     -----------------------------------------
Title: President
      ----------------------------------------

/s/ Todd M. Hornbeck
----------------------------------------------
Todd M. Hornbeck

/s/ Todd M. Hornbeck
----------------------------------------------
Troy A. Hornbeck, by
Todd M. Hornbeck,
Attorney-in-Fact